EXHIBIT 99.1

3Pea International, Inc. Reports Record Year End 2012 Results

Henderson, NV. 3Pea International, Inc. (OTCBB:TPNL), a leading payment solutions provider focused on prepaid debit card program management and processing services, today announced record financial results for the year ended December 31, 2012. Revenues for the year ended December 31, 2012 increased 103% to a record $6,700,388, compared to $3,300,213 for the year ended December 31, 2011. Operating Income increased 106% to a record $574,851 for the year ended December 31, 2012 compared to $278,886 in the year ended December 31, 2011. Net income for the year ended December 31, 2012 increased 743% to $1,816,861, or $.05 per share, compared to $215,186 for the year ended December 31, 2011.

“We are pleased with our performance in 2012, as it was a record year for 3Pea. We generated strong annual results, as we delivered triple digit revenue, operating income and net income growth, and had significant balance sheet improvement”, said Arthur De Joya, Chief Financial Officer, 3Pea International. “3Pea has invested in the technology and infrastructure necessary to fuel our recent growth. We believe we are in the process of building the foundation needed to achieve the next stage of corporate growth.”

Fiscal Years Ended December 31, 2012 and 2011

Revenues for the year ended December 31, 2012 were $6,700,388, an increase of $3,400,175 compared to the year ended December 31, 2011, when revenues were $3,300,213. The increase in revenue is due to two factors: the first factor being the launch of several new card programs during 2012; and the second factor due to an increase in processing, program management, development, fulfillment and customer service fees compared to the prior year. We expect our revenues to continue to trend upward as the economy improves and as we roll out additional debit card programs utilizing our newest processing platform, diversify our product line and increase the number of support services offered to our customers.

Cost of revenues for the year ended December 31, 2012 were $5,305,359, an increase of $2,902,234 compared to the year ended December 31, 2011, when cost of revenues were $2,403,125. Our costs of revenues have increased primarily due to an increase in transaction processing fees. Cost of revenues constituted approximately 79% and 74% of total revenues in 2012 and 2011, respectively. Cost of revenues is comprised of transaction processing fees, data connectivity and data center expenses, network fees, card production costs, customer service and program management expenses, application integration setup and sales expense.

In the fiscal year ended December 31, 2012, we recorded operating income of $574,851, as compared to an operating income of $278,886 in the fiscal year ended December 31, 2011, and improvement of $295,965.

Other income (expense) for the year ended December 31, 2012 was $1,233,723, an increase in net other income of $1,297,423 compared to the prior year ended December 31, 2011 when other (expense) was $(63,700). The overall increase in net other income (expense) in 2012 is primarily due to a gain on debt extinguishment totaling $1,295,879.

Our net income for the year ended December 31, 2012 was $1,816,861, an increase of $1,610,570 compared to the year ended December 31, 2011, when we recorded a net income of $215,291. The overall change in net income is attributable to the aforementioned factors.

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3PEA INTERNATIONAL, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	For the year ended	For the year ended
	December 31, 2012	December 31, 2011

Revenues	$6,700,388	$3,300,213

Cost of revenues	5,305,359	2,430,125

Gross profit	1,395,029	870,088

Operating expenses
Depreciation and amortization	59,250	43,508
Selling, general and administrative	760,928	547,694

Total operating expenses	820,178	591,202

Income from operations	574,851	278,886

Other income (expense)
Interest expense	(62,156)	(63,700)
Gain on forgiveness of debts	1,295,879	–
Total other income (expense)	1,233,723	(63,700)

Income before provision for income taxes and noncontrolling interest	1,808,574	215,186

Provision for income taxes	–	–

Net income before noncontrolling interest	1,808,574	215,186

Net loss attributable to the noncontrolling interest	(8,287)	(105)

Net income attributable to 3Pea International, Inc.	$1,816,861	$215,291

Net income per common share - basic and fully diluted	$0.05	$0.01

Weighted average common shares outstanding - basic	36,526,943	35,248,827
Weighted average common shares outstanding - fully diluted	39,574,970	35,248,827

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3PEA INTERNATIONAL, INC.

BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	December 31, 2012	December 31, 2011
	(Audited)	(Audited)
ASSETS
Current assets
Cash	$1,872,911	$63,826
Cash Restricted	5,050,867	5,514,661
Accounts Receivable	81,333	1,250,320
Prepaid Expenses	16,050	3,970
Total current assets	7,021,161	6,832,777

Fixed assets, net	108,938	88,720

Intangible and other assets
Deposits	3,551	3,551
Intangible assets, net	326,625	171,775

Total assets	$7,460,275	$7,096,823

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$2,212,312	$2,001,047
Customer card funding	5,050,867	5,514,661
Notes payable- related parties	538,000	538,000
Convertible note payable	–	10,000
Notes payable	169,400	1,943,900
Total current liabilities	7,970,579	10,007,608

Total liabilities	7,970,579	10,007,608

Commitments and contingencies	–	–

Stockholders' deficit
Common stock; $0.001 par value; 150,000,000 shares authorized, 38,911,606 and 35,250,391 issued and outstanding at December 31, 2012 and December 31, 2011, respectively	38,912	35,250
Additional paid-in capital	5,563,931	4,975,686
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(6,012,243)	(7,829,104)
Total 3Pea International, Inc.'s stockholders' deficit	(559,400)	(2,968,168)
Noncontrolling interest	49,096	57,383
Total stockholders' deficit	(510,304)	(2,910,785)

Total liabilities and stockholders' deficit	$7,460,275	$7,096,823

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About 3Pea International:

We are a payment solutions company which currently focuses on providing prepaid debit program management and processing services. We provide a card processing platform consisting of proprietary systems and innovative software applications based on the unique needs of our programs. Through this platform, we provide a variety of services including transaction processing, card creation and fulfillment, cardholder enrollment, value loading, cardholder account management, reporting, integrated voice response, and customer service.

Forward-Looking Statements:

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3Pea undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3Pea International
Brian Polan, 702-749-7234
Investor Relations
investor@3pea.com
bpolan@3pea.com

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